Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Biolase, Inc.

Irvine, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 14, 2018, which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern, relating to the consolidated financial statements and schedule of Biolase, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Costa Mesa, California

May 10, 2018